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Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and is effective as of December 31, 2002, by and between ENRG, Inc., a Delaware corporation (the "Company"), and the equity security holders of the Company as identified on Schedule A hereto the "Holders").

RECITALS

        A.    Upon the terms and subject to the conditions of a Membership Interest Purchase Agreement among the Company and the Holders dated as of December 31, 2002 (the "Purchase Agreement"), the Holders have agreed to sell to the Company all of the outstanding membership interests of Blue Energy & Technologies, L.L.C. ("Blue"), in exchange for consideration of (i) an aggregate of 3,740,614 shares of the Company's Common Stock (the "Shares") and (ii) warrants to purchase Common Stock of the Company (the "Warrants").

        B.    A material inducement for the parties to execute the Purchase Agreement is that the Company and the Holders shall enter into this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

        1.    Definitions.    As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

        "Affiliate" shall have the meaning provided in the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

        "Agreement" shall mean this Registration Rights Agreement.

        "Blue" shall mean Blue Energy & Technologies, L.L.C.

        "Closing Date" shall have the meaning provided in the Purchase Agreement.

        "Commencement Date" means the date the Company becomes eligible to file a registration statement on Form S-3 (or a similar short-form registration statement) under the Securities Act with respect to any offering of securities by any of the Holders.

        "Commission" shall mean the United States Securities and Exchange Commission.

        "Common Stock" shall mean the Company's Common Stock.

        "Company" shall mean ENRG, Inc.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and the rules and regulations issued pursuant to that Act or any successor law.

        "Holder" shall mean any Person who is a party to this Agreement and identified on Schedule A and who is the record or beneficial owner of (i) Registrable Securities or (ii) other securities of the Company (including, without limitation, the Warrants) convertible into, or exercisable for, Registrable Securities, or any assignee thereof in accordance with Sections 10 and 20 hereof. The identity of the Holders shall he set forth on Schedule A which shall be revised from time to time as appropriate.

        "Person" shall be construed broadly and shall include, without limitation, an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization or any other similar entity.

        "Principal Stockholder" means a Person owning 5% or more of any class of securities of the Company, or owning 5% or more of the total outstanding securities of the Company.

        "Purchase Agreement" shall have the meaning provided in Recital A.

        "Qualified Public Offering" shall mean the sale, in an Underwritten Offering, under the Securities Act of the Company's Common Stock having an aggregate offering value of at least $30 million underwritten by a firm of national standing.

        "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the Commission.

        "Registration Expenses" shall mean all expenses other than underwriting discounts and commissions and stock transfer taxes incurred in connection with the registration and sale of Registrable Shares pursuant to Sections 2 or 3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and expenses of compliance with state securities or blue sky laws and related fees and disbursements of underwriters fees and expenses of other Persons retained by the Company (if any), and reasonable fees and disbursements of counsel for the Company. Selling Holders may engage their own counsel; provided, however, that in the event the selling Holders retain separate counsel, the fees and expenses of such counsel shall be borne by the selling Holders.

        "Registrable Shares" shall mean (a) the Shares, (b) shares of Common Stock issuable upon the exercise of any warrants held by any Holder or any other shares of Common Stock issued to any of the Holders by the Company, or (c) any Common Stock of the Company issued to a Holder as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the securities described in (a) and (b) above; provided, however, that shares of Common Stock shall only be treated as Registrable Shares if and so long as (i) they have not been sold by any Holder to or through a broker or dealer or underwriter in a public distribution or otherwise, all pursuant to an effective registration statement under the Securities Act, (ii) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(l) thereof, including any sale pursuant to Rule 144 under the Securities Act or any similar provision, so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, or (iii) if the Holder shall not have received from the Company an opinion of counsel reasonably acceptable to the Holder stating that they may immediately be resold by the Holder pursuant to Rule 144(k) under the Securities Act without any volume limitation and without any additional unreasonable expense.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor law, and the rules and regulations issued pursuant to that Act or any successor law.

        "Shares" shall mean the shares of Common Stock issued by the Company to the Sellers pursuant to the Purchase Agreement and the shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock issued by the Company to Sellers pursuant to the Purchase Agreement.

        "Underwritten Offering" shall mean a registration under the Securities Act in which securities of the Company arc sold to an underwriter on a firm commitment basis for reoffering to the public.

        "Violation" shall have the meaning provided in Section 8(a).

        2.    Company Registration.    If (but without any obligation whatsoever to do so) the Company in its sole discretion proposes to register any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating to the sale of securities to participants in a Company stock or other compensation plan, or (ii) a Commission Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered subject to the underwriter cutback and other provisions of Section 5 hereof and elsewhere in this Agreement. Notwithstanding the foregoing, the Company will not be required to give notice to the Holders in connection with the first Qualified Public Offering if the underwriters managing the proposed offering have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any secondary shares in such Qualified Public Offering provided all Holders are similarly excluded. In the event the managing underwriters and the Company subsequently determine to add any secondary shares in the Qualified Public Offering, such notice shall he provided and all rights granted by this Section 2 shall apply to all Holders.

        3.    Demand Registrations.

    (a)
    Request for Registration.If, at any time after the Commencement Date, BC Gas, Inc. ("BC Gas"), Westport Innovations, Inc. ("Westport"), Boone Pickens ("Pickens"), Pickens Grandchildrens Trust U/D/T 11/30/99 ("PCG," and together with Pickens, the "Pickens Group"), Perseus 2000, L.L.C. ("Perseus" and together with BC Gas, Westport and the Pickens Group, the "Demand Registrants," or each a "Demand Registrant"), or any of their successors or assigns submits a written request (a "Demand Notice") to the Company that the Company register the Registrable Shares under and in accordance with the Securities Act (a "Demand Registration"), then the Company shall promptly after receipt of such Demand Notice file its registration statement with the Securities and Exchange Commission and use commercially reasonable efforts to cause the registration statement to become effective as soon thereafter as reasonably possible. Notwithstanding the foregoing, if the Company shall furnish to such Demand Registrant a certificate signed by the president of the Company stating that in the good faith judgment of the board of directors of the Company, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed on or before the date filing would be required in connection with any Demand Registration and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing or delay its effectiveness for a reasonable period not to exceed 60 days provided that such right shall not be exercised more than once with respect to a request for registration hereunder during any period of twelve consecutive months. The Company will pay all Registration Expenses in connection with such withdrawn request for registration. Notwithstanding the foregoing, the Company shall not be required to effect (i) any registration where the anticipated aggregate gross proceeds from the sale of the Registrable Shares to be included in such registration is less than $500,000, (ii) any registration requested within less than twelve months after the filing of another registration pursuant to this Agreement in which all of the Registrable Shares requested to be included in such registration by participating Demand Registrants were so included, (iii) any registration on a Form S-1 (or similar long-form registration statement) or (iv) more than three Demand Registrations by any single Demand Registrant. The Company shall promptly (within no more than two Business Days) notify the Holders that the Commencement Date has occurred.

    (b)
    If at the time the Company registers the Registrable Securities under the Securities Act pursuant to this Section 3, the sale or other disposition of such Registrable Securities by a Demand Registrant may be made pursuant to a registration statement on Form S-3 (or any successor form that permits the incorporation by reference of future filings by the Company under the Exchange Act), such registration statement, unless otherwise directed by such Demand Registrant, shall be filed as a "shelf" registration statement pursuant to Rule 415 under the Securities Act (or any successor rule). Any such shelf registration shall cover the disposition of all Registrable Securities in one or more underwritten offerings, block transactions, broker transactions, at-market transactions and in such other manner or manners as may be specified by such Demand Registrant. The Company shall use its best efforts to keep such "shelf" registration continuously effective as long as the delivery of a prospectus is required under the Securities Act in connection with the disposition of the Registrable Securities registered thereby and in furtherance of such obligation, shall supplement or amend such registration statement if, as and when required by the rules, regulations and instructions applicable to the form used by the Company for such registration or by the Securities Act or by any other rules and regulations thereunder applicable to shelf registrations. On one occasion during each twelve months such shelf registration statement remains effective, upon their receipt of a certificate signed by the president of the Company in accordance with the second sentence of Section 3(a) hereof, the Demand Registrants will refrain from making any sales of Registrable Securities under the shelf registration statement for a period of up to 60 days; provided that this right to cause the Demand Registrants to refrain from making sales shall not be exercised by the Company during the one year period following any exercise of the Company's right to defer the filing or delay its effectiveness of a registration statement under the second sentence of Section 3(a).

        4.    Company Obligations.    Whenever required under the Agreement to effect the registration of any Registrable Shares, the Company shall:

          (a)    Commission Filing.    Prepare and file with the Commission a registration statement with respect to such Registrable Shares and use all reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for up to ninety (90) days or until all of the shares of Common Stock registered thereunder arc sold, whichever occurs sooner.

          (b)    Amendments.    Prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the registration statement, and furnish such copies thereof to the Holders.

          (c)    Prospectus.    Furnish to the Holders and any underwriters such number of copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits), and such numbers of copies of the prospectus included in the registration statement (including each preliminary prospectus) and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them in accordance with the intended method of disposition thereof as set forth in the registration statement, and cause all related filings to be made with the Commission as required by Rule 424. The Company hereby consents to the use (in accordance with law and the "Plan of Distribution" provided by the selling Holder and any underwriters) of the prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Registrable Shares covered by the prospectus or any amendment or supplement thereto.

          (d)    Blue Sky Qualification.    Register and qualify the Registrable Shares covered by the registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders (given the intended method of distribution), and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Registrable Shares covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business as a foreign corporation or to take any action that would subject it to service of process in any such states or jurisdictions in suits other than those arising out the offer and sale of the Registrable Securities covered by the registration statement.

          (e)    Prospectus Delivery.    Promptly notify each Holder of Registrable Shares covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in the registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall he necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use the registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the Commission, and furnish without charge to the appropriate Holders, a supplement to or amendment of the registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders may reasonably request.

          (f)    Stop Orders/Suspensions.    The Company shall promptly notify the underwriters, if any, and the Holders of the issuance of, or, to the Company's knowledge, the threatened issuance of any stop order by the Commission suspending the effectiveness of the registration statement or of the receipt by the Company of any notification with respect to the suspension or threatened suspension of the qualification of any of the Registrable Securities for sale under the securities or blue sky laws of any jurisdiction, and the Company shall take all commercially reasonable action necessary (1) to prevent the entry of any threatened stop order or any threatened suspension or (2) to remove any stop order or lift any suspensions once entered.

          (g)    Furnish Company Information.    Upon the request of any such Person, furnish to any selling Holder expressly named in any registration statement or prospectus as a selling security holder and any underwriter(s) participating in any disposition pursuant to a registration statement, before filing with the Commission, copies of any registration statement or any prospectus included therein or any amendments or supplements to any such registration statement or prospectus, which documents will be subject to the review and comment of such Holders and underwriter(s) in connection with such sale, if any, for a period of at least three business days, and the Company will not file any such registration statement or prospectus or any amendment or supplement to any such registration statement or prospectus (including all such documents incorporated by reference) to which the selling Holders of the Registrable Shares covered by such registration statement or the underwriter(s) in connection with such sale, if any shall reasonably object within three business days after the receipt thereof provided, however, that no such review period shall apply to periodic reports that the Company is required to file or believes advisable under the Exchange Act. Any such review and comments shall be provided through the single counsel for all such Persons and the three business day period shall terminate upon completion of such review and comment with that counsel.

          (h)    Registration Expenses.    The Company shall pay all Registration Expenses (other than underwriting discounts and commissions) in connection with the registration of the Registrable

  Shares pursuant to this Agreement, provided, however, that the Company shall not be obligated to pay for more than three Demand Registrations made by Perseus.

          (i)    Company Officials.    Promptly after the filing of any document that is incorporated by reference into a registration statement or prospectus and upon the request of any selling Holder expressly named in such registration statement or underwriter participating in any disposition pursuant to such registration statement, make a responsible official of the Company available, at reasonable times during normal business hours after appropriate advance notice, for discussion of such document arid other customary due diligence matters, which discussions shall be coordinated by the single counsel for all selling Holders. The Company may require that a confidentiality agreement in customary form and otherwise reasonably satisfactory to it be entered into prior to any such discussion and such official shall not be obligated to disclose any information that he is not legally permitted to disclose.

          (j)    Inspections of Documents.    Make available at reasonable limes for Inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement and any attorney or accountant retained by such selling Holders or any of such underwriter(s), information reasonably requested by any such Holder, underwriter, attorney or accountant solely in connection with the establishment of a "due diligence" defense for such persons in connection with such registration statement or any posteffective amendment thereto subsequent to the filing thereof and prior to its effectiveness (collectively, "Company Information"); provided, however, that such Company Information shall not be disclosed unless the requesting party signs a confidentiality agreement in customary form and otherwise reasonably satisfactory to the Company; and provided, further, that the Company shall not be obligated to disclose any Company Information that it is not legally permitted to disclose by operation of government regulation or similar requirement.

          (k)    Plan of Distribution.    If requested by any selling Holders or the underwriter(s) in connection with such sale, if any, promptly include in any registration statement or prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein relating to the "Plan of Distribution" of the Registrable Securities, information with respect to the principal amount of Registrable Securities being sold to such underwriter(s), the purchase price being paid therefor, any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment.

        5.    Underwriting Requirements.    In connection with any offering contemplated by this Agreement which constitutes an Underwritten Offering, the Company shall not be required to include any of the Holders' Registrable Shares in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the person(s) entitled to select the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company, such determination to be confirmed in writing upon the request of any Holder. If the total amount of securities requested by all stockholders (including but not limited to the Holders) to be included in an offering contemplated by Section 2 hereof exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of securities which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling stockholders (including but not limited to the Holders) according to the total amount of securities sought to he included by each such stockholder in the Underwritten Offering).

        6.    Furnish Holder Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Shares of any selling Holder that each Holder (i) shall furnish to the Company such information regarding itself, the Registrable Shares held by it, and the intended method of disposition of such securities as the Company may from time to time reasonably request to prepare the registration statement and maintain its effectiveness and (ii) shall agree in writing to observe all obligations applicable to a Holder under this Agreement.

        7.    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

        8.    Indemnification.    In the event any Registrable Shares are included in a registration statement under this Agreement:

          (a)    Indemnification by the Company.    To the full extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its directors and officers, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fad contained in the registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) any omission or alleged omission to state therein a material fact required to he stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, and the Company will pay to each such Holder, director, officer, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them, plus appropriate local counsel, in connection with investigating or defending army such loss, claim, damage, liability, action or proceeding; provided, however; that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not he unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or proceeding to which any Holder, director, officer, underwriter or controlling person may become subject to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person. This right to indemnification shall remain in full force and effect notwithstanding any investigation made by or on behalf of such Holder or underwriter and shall survive the transfer of such securities by such Holder.

          (b)    Indemnification by Holder.    To the full extent permitted by law, each selling Holder severally, but not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter (as defined in the Securities Act), any other Holder selling securities pursuant to the registration statement and each person, if any, who controls any such underwriter or other Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with the preparation of the registration statement; provided, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 8(b) exceed the net proceeds from the offering received by such Holder.

          (c)    Procedures.    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel (plus appropriate local counsel), with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial in any material respect to its ability to defend such action, shall to the extent prejudicial relieve such indemnifying party of any liability to the indemnified party under this Section 8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

          (d)    Contribution.    If the indemnification provided for in this Section 8 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified parties on the other in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or related to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that in no event shall the liability of any selling Holder hereunder be greater in amount than the difference between the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Shares giving rise to such contribution obligation and all amounts previously contributed by such Holder with respect to such losses, claims, damages, liabilities and expenses. The amount paid or payable to a party as a result of the losses, claims damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (e)    Survival.    The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Shares in a registration statement under this Agreement, and otherwise.

        9.    Amendment of Registration Rights.    Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of sixty-six percent (66%) of the Registrable Shares then outstanding; provided that no such consent shall he required with respect to any amendment that (a) only amends Schedule A hereto to add one or more additional persons or entities as a "Holder" or (b) grants to any person or entity that beneficially owns at least 20% of the Company's outstanding Common Stock demand registration rights substantially the same and no more beneficial to such person or entity as the demand registration rights granted to Perseus under Section 3 hereof. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder of any Registrable Shares then outstanding, each future holder of all such Registrable Shares and the Company.

        10.    Assignment of Registration Rights.    Except as otherwise provided herein, the rights to cause the Company to register Registrable Shares pursuant to this Agreement may only be assigned to a purchaser, assignee or transferee of the underlying Registrable Shares in a transaction permitted by, and otherwise in compliance with, the Stockholders Agreement entered into in accordance with the Purchase Agreement (if then in effect) and, then, only if the transferee has executed a joinder agreement substantially in the form of Exhibit I hereto and Schedule I thereto. The Company may, at is election, require that this covenant be enforced by requiring all Holders to legend their share certificates in a manner similar to that required by Section 4 of the Stockholders Agreement referred to above.

        11.    "Market Stand-Off" Agreement.    Each Holder hereby agrees that for a period of (i) 180 days following the effective date of the first Qualified Public Offering filed on Form S-1 or similar form under the Securities Act and (ii) ninety (90) days for any registration effected subsequent thereto pursuant to Section 2 (provided the Holders are given written notice of the offering and the right to participate therein as provided for in this Agreement), each Holder shall not, unless otherwise agreed to by the managing underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to he similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all executive officers, directors of the Company, Principal Stockholders and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. In addition, each Holder agrees to acknowledge the undertaking provided for in this Section 12 by entering into customary written "lock-up" agreements with the managers of the relevant underwriting. The requirement of clause (ii) shall not apply to a Holder that, at the time of receipt of the referenced notice from the Company, (a) beneficially owned less than 5% of the outstanding shares of each class of the capital stock of the Company, (b) is not an Affiliate or an employee of the Company and (c) waives any further benefits of this Agreement for it or any subsequent assignee or transferee of its Registrable Shares. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

        12.    No Other Registration Rights.    The Company hereby represents and warrants to the Holders that, except as provided herein, it has not granted to any person or entity any rights to cause the registration of securities issued by the Company. The Company shall not grant to any person or entity any right to cause the registration of securities issued by the Company except through an amendment to this Agreement duly approved in accordance with Section 9 hereof.

        13.    Termination.    The rights provided in this Agreement shall terminate on the tenth anniversary of the effective date of this Agreement.

        14.    Governing Law.    This agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the state of Delaware (without regard to the conflict of laws provisions thereof).

        15.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        16.    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        17.    Negotiation of Agreement.    Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

        18.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be deemed to have been duly given or delivered when delivered personally or telecopied (receipt confirmed, with a copy sent by reputable overnight courier), or one business day after delivery to a reputable overnight courier, postage prepaid, to the address of the party set forth below such person's signature on this Agreement or to such address as the party to whom notice is to be given may provide in a written notice to each o the other parties to this Agreement, a copy of which written notice shall be on file with the Secretary of the Company.

        19.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall he interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

        20.    Further Assurances.    Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action as the other parties, or any of them may reasonably request to carry out the intent of this Agreement and the transactions contemplated hereby.

        21.    Successors and Assigns.    This Agreement shall be binding upon, and all rights hereto shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

        22.    Entire Agreement.    This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the actions and transactions contemplated by this Agreement. The parties agree that the terms of this Agreement supercede any and all prior agreements between the parties relating to the transactions contemplated hereby. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings with regard to the registration of the Company's capital stock pursuant to the Securities Act, other than those expressly set forth or referred to in this Agreement.

        23.    Recapitalizations, etc.    The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Shares, to any and all shares of capital stock of the Company or any capital stock, partnership units or, any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock that is issuable upon exercise of the Note by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

(Signature Pages Follow)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENRG, INC.
By:	/s/ ANDREW J. LITTLEFAIR
Address:
3020 Old Ranch Parkway Suite 200 Seal Beach, CA 90740 Attention: Andrew J. Littlefair Telecopier: (562) 493-2804
PERSEUS 2000, L.L.C.
By:	/s/ ILLEGIBLE
Its:	Senior Managing Director
Address:
2099 Pennsylvania Avenue, N.W., 9th Floor Washington, D.C. 20006 Attention: Thomas G. Labreque, Jr. Telephone: (202) 432-0101 Telecopier: (202) 429-0588
GFI CONTROL SYSTEMS, INC.
By:	/s/ ILLEGIBLE
Its:	President/CEO
Address:

Attention: Telecopier:

GRI INTERNATIONAL, INC.
By:	/s/ ILLEGIBLE
Its:	Corporate Secretary
Address:

Attention: Telecopier:
PAUL NELSON HOLDING LLC
By:	/s/ PAUL R. NELSON
Its:	Member
Address:

Attention: Telecopier:
BC GAS INC.
By:	/s/ ILLEGIBLE
Its:	SVP Multi Utility Services
Address:

Attention: Telecopier:

WESTPORT INNOVATIONS, INC.
By:	/s/ D. R. DEMERS Its: CEO
Address:

Attention: Telecopier:
BOONE PICKENS
By:	/s/ BOONE PICKENS
Address:

Attention: Telecopier:
PICKENS GRANDCHILDREN TRUST U/D/T 11/30/99
By:	/s/ BOONE PICKENS
Its:

Address:

Attention: Telecopier:

ALAN P. BASHAM
By:	/s/ ALAN P. BASHAM
Its:

Address:

Attention: Telecopier:

SCHEDULE A
HOLDERS

Exhibit 1

Form of

REGISTRATION RIGHTS AGREEMENT JOINDER

        As of the date set forth below, the undersigned is acquiring from                          [shares of the Common Stock] (Options to purchase shares of the Common Stock] (the "Shares"), of ENRG, Inc. (the "Company"). By execution of this Registration Rights Agreement Joinder, the undersigned, as successor to                          in respect of the Shares, shall be deemed to be a party to that certain Registration Rights Agreement, dated as of                          200    , by and between the Company and the "Holders" identified on the signature pages thereof (the "Registration Rights Agreement"). Pursuant to Section 10 of the Registration Rights Agreement, the undersigned, as successor to                          in respect of the Shares, shall have all rights, and shall observe all the obligations, applicable to a "Holder" under such Registration Rights Agreement. In order to give effect to this transaction, please add the undersigned to the list of "Holders" as set forth in Schedule A to the Registration Rights Agreement.

Name Address for Notices	with copies to

By:
Name: Title:
Date:
By:
Name: Title:
Date:

QuickLinks

  Exhibit 4.2
RECITALS
SCHEDULE A HOLDERS